Exhibit 99.1

Inventure Foods Reports Third Quarter 2016 Financial Results

PHOENIX, November 2, 2016 (GLOBE NEWSWIRE) — Inventure Foods, Inc. (NASDAQ: SNAK) (“Inventure Foods” or the “Company”), a leading specialty food marketer and manufacturer, today reported financial results for the third quarter and nine months ended September 24, 2016.

Third Quarter 2016 Highlights:

•                  Boulder Canyon net revenues increased 8.6%

•                  Jamba net revenues increased 8.6%

•                  Rader Farms branded net revenues increased 37.2%

•                  Snack products segment gross margin increased 300 basis points to 17.7%

(All comparisons above are to the third quarter of fiscal 2015)

“Although our business continued to face certain challenges, our efforts to drive improvement across key areas of our business resulted in increased revenues for our Boulder Canyon, Jamba, and Rader Farms brands,” said Terry McDaniel, Chief Executive Officer of Inventure Foods. “Additionally, we achieved margin expansion of approximately 300 basis points in the Snack products segment, as a result of the strategic investments we made to increase kettle capacity at our Bluffton, Indiana facility to meet strong consumer demand.”

Mr. McDaniel continued, “Our management team continues to evaluate opportunities for growth, increased productivity, operational improvements, and in turn profitability expansion. Our team remains focused on expanding distribution of our frozen and snack product portfolios to drive sales, strengthen our business, and drive long-term value creation for our shareholders.”

Third Quarter Fiscal 2016

Consolidated net revenues decreased 4.8% to $66.5 million, compared to $69.9 million in the third quarter of the prior year. Frozen products segment net revenues decreased 6.2% and snack products segment net revenues decreased 2.8%, which is discussed further under “Segment Review” below.

Gross profit was $7.9 million, compared to $8.7 million in the third quarter of 2015.  This decrease in gross profit was attributable to a $1.5 million decrease in the frozen products segment, partially offset by an increase of $0.7 million in the snack products segment, which is discussed further under “Segment Review” below.

Selling, general and administrative (“SG&A”) expenses were $9.2 million for the third quarter of 2016.  Excluding the $0.6 million of product recall expenses recorded in SG&A in the third quarter of 2015, adjusted SG&A expenses* increased $0.6 million and as a percentage of net revenues increased 140 basis points to 13.8% compared to 12.4% in the third quarter of 2015 as a result of increased legal fees associated with the Company’s previously announced strategic and financial review and other legal matters.

Interest expense was $2.4 million for the third quarter of 2016, an increase of $0.6 million, compared to $1.7 million in the prior-year period as a result of increased borrowings and higher interest rates.

Net loss was $(2.6) million, or $(0.13) loss per share, for the third quarter of 2016, compared to net loss of $(1.7) million, or $(0.09) loss per share, for the prior-year period.  Excluding the costs associated with the product recall in 2015, adjusted net loss* was $(1.0) million, or $(0.05) adjusted diluted loss per share*, in the third quarter of 2015.

EBITDA* for the third quarter of 2016 was $0.6 million, compared to adjusted EBITDA* of $2.4 million for the third quarter of 2015.  EBITDA for the third quarter of 2015 was adjusted to exclude product recall expenses, net of insurance recoveries, of $1.0 million.

Year-to-Date Fiscal 2016

Consolidated net revenues decreased 3.9% to $205.6 million for the nine months ended September 24, 2016, compared to $213.9 million in the prior-year period. Frozen products segment net revenues decreased 1.6% and snack products segment net revenues decreased 7.1%.

Net loss was $(3.9) million, or $(0.20) diluted loss per share, for the first nine months of 2016, compared to net loss of $(18.3) million, or $(0.94) diluted loss per share, in the prior-year period.  Excluding the costs of the product recall and the impairment of an intangible asset, adjusted net loss* was $(0.1) million, or $(0.00) adjusted diluted earnings per share*, for the first nine months of 2015.

EBITDA* was $6.7 million for the first nine months of 2016, compared to adjusted EBITDA* of $9.0 million in the prior-year period.  Adjusted net loss* and adjusted EBITDA* for the first nine months of 2015 was adjusted to exclude product recall expenses, net of insurance recoveries, of $18.9 million, pre-tax, and an intangible asset impairment of $9.3 million, pre-tax.

Segment Review

The Company has two reportable segments: frozen products and snack products. The frozen products segment includes frozen fruits, vegetables, beverages and desserts, for sale primarily to grocery stores, club stores and mass merchandisers. The snack products segment includes manufactured potato chips, kettle chips, potato crisps, potato skins, pellet snacks, sheeted dough products, popcorn and extruded product for sale primarily to snack food distributors and retailers.

Frozen Products Segment: Net revenues for the third quarter of 2016 decreased 6.2% to $37.9 million, compared to $40.5 million in the prior-year period.  This decrease was driven by lower revenues for the Company’s most significant frozen berry product due to reduced sales distribution and a market price decrease, which was partially offset by increased net revenues for frozen vegetables and branded frozen fruit as compared to the prior-year period.  For the third quarter of 2016, gross profit was $2.9 million, compared to $4.4 million in the prior-year period.  For the third quarter of 2016, adjusted frozen products segment gross profit* was $2.9 million compared to $4.8 million, and as a percentage of net revenues decreased 430 basis points to 7.6% compared to 11.9%, excluding $0.4 million of product recall expenses, net of insurance recoveries, recorded in cost of revenues in the third quarter of 2015. This decrease in gross margin was primarily driven by the Company’s frozen fruit products as a result of packing higher priced purchased fruit remaining from 2015 purchase commitments, as well as sales pricing pressure attributable to decreasing market prices as compared to the prior-year period. The frozen products segment gross margin decline was also due to incremental costs incurred in our Fresh Frozen business to enhance product testing and improve manufacturing operations implemented throughout the second half of 2015.

Net revenues during the nine months ended September 24, 2016 were $124.7 million, a decrease of 1.6%, from $126.7 million in the prior-year period, primarily as a result of lower revenues for the Company’s most significant frozen berry product due to reduced sales distribution and a market price decrease, which was partially offset by increased net revenues for frozen vegetables and branded frozen fruit as compared to the prior-year period.  For the nine months ended September 24, 2016, gross profit was $12.0 million compared to $(0.5) million in the prior-year period.  For the first nine months of 2016, adjusted frozen products segment gross profit* was $12.0 million compared to $16.3 million, and as a percentage of net revenues decreased to 9.7% compared to 12.9% in the prior year, excluding $16.8 million of product recall expenses, net of insurance recoveries, recorded in cost of revenues in the first nine months of 2015. This decrease in frozen products segment gross margin was attributable to incremental costs incurred in the Fresh Frozen business to enhance product testing and improve manufacturing operations, as well as pricing pressure for the Company’s frozen fruit products attributable to decreasing market prices as compared to the prior-year period.

Snack Products Segment: Net revenues during the third quarter of 2016 decreased 2.8% to $28.6 million, compared to $29.4 million in the prior-year period, primarily driven by a decline in production of products for third parties and increased trade promotional investments to support future growth, partially offset by increased Boulder Canyon net revenues.  For the third quarter of 2016, gross profit was $5.1 million compared to $4.3 million, and as a percentage of net revenues increased 300 basis points to 17.7%, compared to 14.7% in prior-year period, primarily due to increased capacity eliminating the need for co-packers used in the prior year to supplement production.  The increased capacity also allows for improved efficiency and overhead absorption. The snack products segment gross margin was also negatively affected by product and sales channel mix.

Net revenues during the nine months ended September 24, 2016 were $81.0 million, a 7.1% decrease from $87.2 million in the prior-year period. This decrease was driven by a decline in production of product for third parties and license brand net revenues, partially offset by a slight increase in Boulder Canyon net revenues.  Gross profit for the nine months ended September 24, 2016 was $15.0 million, compared to $13.5 million in the prior-year period, and as a percentage of net revenues increased 300 basis points to 18.5% compared to 15.5% in the prior-year period, primarily due to increased capacity eliminating the need for co-packers used in the prior year to supplement production. The increased capacity also allowed for improved efficiency and overhead absorption. The snack products segment gross margin was also negatively affected by product and sales channel mix.

*Please see the tabular reconciliations of financial measures prepared in accordance with United States generally accepted accounting principles (“GAAP”) to non-GAAP financial measures included at the end of this press release for the definition and information concerning certain items affecting comparability and reconciliations of the non-GAAP terms.

Strategic and Financial Review

On July 27, 2016, Inventure Foods announced that the Company and its Board of Directors will conduct a strategic and financial review with the objective to increase shareholder value. This review will include a thorough evaluation of the Company’s current operating plan and may result in the Company continuing to pursue value enhancing initiatives as a standalone company, capital structure optimization, a sale of the Company, a sale of certain assets of the Company or other business combination. A committee of three independent directors has been established to oversee the review. There can be no assurance that this strategic and financial review will result in any specific action, or any assurance as to its outcome or timing. The Company does not intend to comment further regarding the strategic and financial review until the Board of Directors approves a specific action or concludes its review.

Conference Call

The Company will hold an investor conference call today, Wednesday, November 2, 2016, at 11:00 a.m. ET. To participate on the live call listeners in North America may dial (877) 853-7702 and international listeners may dial (408) 940-3848; the conference ID is 94529882. In addition, the call will be broadcast live over the Internet hosted at the “Investor Relations” section of the Company’s website at www.inventurefoods.com and will be archived online for one year.

About Inventure Foods

With manufacturing facilities in Arizona, Indiana, Washington, Oregon and Georgia, Inventure Foods, Inc. (Nasdaq:SNAK) is a marketer and manufacturer of specialty food brands in better-for-you and indulgent categories under a variety of Company owned and licensed brand names, including Boulder Canyon Foods™, Jamba®, Seattle’s Best Coffee®, Rader Farms®, TGI Fridays™, Nathan’s Famous®, Vidalia Brands®, Poore Brothers®, Tato Skins®, Willamette Valley Fruit Company™, Fresh Frozen™, Bob’s Texas Style® and Sin In A Tin™. For further information about Inventure Foods, please visit www.inventurefoods.com.

Contact

Katie Turner, ICR (646) 277-1200

Note Regarding Forward-looking Statements

This press release contains forward-looking statements, including, but not limited to, the Company’s ability to drive improvement across key areas of its business to improve financial performance, evaluate opportunities for growth, increased productivity, operational improvements, and profitability expansion, and expand distribution of its frozen and snack product portfolios to drive sales and long-term value creation for its shareholders and strengthen the business.  Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that may cause actual results to differ from the forward-looking statements contained in this press release and that may affect the Company’s prospects in general include, but are not limited to, general economic conditions, increases in cost or availability of ingredients, packaging, energy and employees, price competition and industry consolidation, ability to execute strategic initiatives, product recalls or safety concerns, disruptions of supply chain or information technology systems, customer acceptance of new products and changes in consumer preferences, food industry and regulatory factors, interest rate risks, dependence upon major customers, dependence upon existing and future license agreements, the possibility that the Company will need additional financing due to future operating losses or in order to implement the Company’s business strategy, acquisition and divestiture-related risks, the volatility of the market price of the Company’s common stock, and such other factors as are described from time to time in the Company’s filings with the Securities and Exchange Commission.  All forward-looking statements are based on information available to the Company as of the date of this news release, and the Company assumes no obligation to update such statements.

INVENTURE FOODS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Quarters Ended		Nine Months Ended
	September 24, 2016	September 26, 2015	September 24, 2016	September 26, 2015
Net revenues	$66,529	$69,865	$205,647	$213,894
Cost of revenues	58,605	61,165	178,639	200,869
Gross profit	7,924	8,700	27,008	13,025
Selling, general & administrative expenses	9,190	9,233	25,792	28,602
Impairment of intangible asset	—	—	—	9,277
Operating income (loss)	(1,266)	(533)	1,216	(24,854)
Interest expense, net	2,387	1,742	7,063	3,400
Loss before income taxes	(3,653)	(2,275)	(5,847)	(28,254)
Income tax benefit	(1,089)	(538)	(1,987)	(9,931)
Net loss	$(2,564)	$(1,737)	$(3,860)	$(18,323)

Loss per common share:
Basic	$(0.13)	$(0.09)	$(0.20)	$(0.94)
Diluted	$(0.13)	$(0.09)	$(0.20)	$(0.94)

Weighted average number of common shares:
Basic	19,671	19,594	19,634	19,580
Diluted	19,671	19,594	19,634	19,580

INVENTURE FOODS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	September 24, 2016	December 26, 2015

Assets
Current assets:
Cash and cash equivalents	$956	$2,319
Accounts receivable, net allowance	21,274	19,928
Inventories	78,307	81,807
Other current assets	3,376	6,262
Total current assets	103,913	110,316

Property and equipment, net	66,681	59,963
Goodwill	23,286	23,286
Trademarks and other intangibles, net	14,470	14,718
Deferred income tax asset	3,300	1,228
Other assets	1,234	962
Total assets	$212,884	$210,473

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$31,097	$35,983
Accrued liabilities	13,625	8,629
Line of credit	31,631	—
Current portion of long-term debt	84,843	1,826
Total current liabilities	161,196	46,438

Long-term debt, less current portion	—	83,300
Line of credit	—	25,951
Other liabilities	2,039	2,296
Total liabilities	163,235	157,985

Shareholders’ equity:
Common stock	200	200
Additional paid-in capital	35,292	34,271
Retained earnings	14,628	18,488
	50,120	52,959

Less: treasury stock	(471)	(471)
Total shareholders’ equity	49,649	52,488
Total liabilities and shareholders’ equity	$212,884	$210,473

Non-GAAP Financial Measures

In addition to reporting financial results in accordance with GAAP, the Company presents certain non-GAAP measures in this earnings announcement to provide transparency to investors and to assist investors in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance.  The Company presents EBITDA and adjusted EBITDA because it believes they provide useful information regarding the Company’s ability to meet its future debt payment requirements, capital expenditures and working capital requirements and they provide an overall evaluation of the Company’s financial condition.  The Company also presents adjusted net income (loss), adjusted diluted earnings (loss) per share, adjusted SG&A expenses and adjusted frozen products segment gross profit because it believes they provide useful information regarding the Company’s normal operating results and allow for better comparability with current period operating results.  These non-GAAP measures are intended to provide additional information only and have certain inherent limitations as analytical tools and should not be used in isolation or as a substitute for results reported under GAAP.  Further, non-GAAP measures may not be comparable to similarly titled measures used by other companies.  Reconciliations of non-GAAP measures to the most directly comparable GAAP measures are provided below.

INVENTURE FOODS, INC. AND SUBSIDIARIES

NON-GAAP MEASURE RECONCILIATION

(in thousands)

(unaudited)

EBITDA is defined as net income (loss) with net interest expense, income taxes, depreciation and amortization added back. We further adjust EBITDA to exclude the impact of 2015 Fresh Frozen product recall costs and the impairment of an intangible asset recorded in 2015, which are not related to our core business, to arrive at adjusted EBITDA. The GAAP financial measure that is most directly comparable to EBITDA is net cash provided by operating activities.

	Quarters Ended		Nine Months Ended
	September 24, 2016	September 26, 2015	September 24, 2016	September 26, 2015
Reconciliation – EBITDA:
Reported net loss	$(2,564)	$(1,737)	$(3,860)	$(18,323)
Add back: Interest, net	2,387	1,742	7,063	3,400
Add back: Income tax benefit	(1,089)	(538)	(1,987)	(9,931)
Add back: Depreciation	1,827	1,804	5,208	5,209
Add back: Amortization of intangible assets	83	83	248	466
EBITDA	$644	$1,354	$6,672	$(19,179)
Adjustments:
Add back: Product recall costs	—	5,184	—	23,071
Add back: Impairment of intangible asset	—	—	—	9,277
Less: Insurance recovery of product recall costs	—	(4,172)	—	(4,172)
Adjusted EBITDA	$644	$2,366	$6,672	$8,997

Adjusted net loss and adjusted diluted loss per share exclude the 2015 Fresh Frozen product recall costs and the impairment of intangible asset recorded in 2015 to make a more meaningful comparison of our 2016 operating performance.  A reconciliation of adjusted net loss to net loss is as follows (in thousands):

	Quarters Ended		Nine Months Ended
	September 24, 2016	September 26, 2015	September 24, 2016	September 26, 2015
Reported net loss	$(2,564)	$(1,737)	$(3,860)	$(18,323)
Product recall costs, net of tax	—	3,957	—	14,962
Impairment of intangible asset, net of tax	—	—	—	6,016
Insurance recovery of product recall costs, net tax	—	(3,185)	—	(2,706)
Adjusted net loss	$(2,564)	$(965)	$(3,860)	$(51)
Adjusted diluted loss per share	$(0.13)	$(0.05)	$(0.20)	$(0.00)

A reconciliation of adjusted SG&A expenses, which exclude product recall costs, to SG&A expenses is as follows (in thousands):

	Quarters Ended		Nine Months Ended
	September 24, 2016	September 26, 2015	September 24, 2016	September 26, 2015

Adjusted selling, general and administrative expenses	$9,190	$8,639	$25,792	$26,508
Product recall costs included in SG&A	—	594	—	2,094
Selling, general and administrative expenses	$9,190	$9,233	$25,792	$28,602

A reconciliation of adjusted frozen products segment gross profit, which excludes products recall costs, to frozen products segment gross profit is as follows (in thousands):

	Quarters Ended		Nine Months Ended
	September 24, 2016	September 26, 2015	September 24, 2016	September 26, 2015
Frozen products segment:
Adjusted frozen products segment gross profit	$2,870	$4,804	$12,039	$16,294
Product recall costs included in cost of revenues	—	(4,590)	—	(20,977)
Insurance recovery of product recall costs, net tax	—	4,172	—	4,172
Frozen products segment gross profit	$2,870	$4,386	$12,039	$(511)